Exhibit 10.2
SEVERANCE AND NON-COMPETITION AGREEMENT
This Separation and Non-Competition Agreement is made this _30 day of March 2006 by and between Manhattan Associates (“Company”) and Pervinder Johar (“Executive”).
NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual promises and covenants set forth in this Agreement, the parties agree as follows:
1.	Employment. Company has agreed to employ Executive as Senior Vice President and Chief Technology Officer in accordance with the terms and conditions set forth in this Agreement and Executive has accepted such employment. This agreement governs the terms by which Executive shall receive certain payments in return for a promise not to compete with the business of the Company in the event of a termination.

2.	Severance. In the event of a termination of employment by the Company or its successors, other than a termination for cause, prior to July 31, 2009 Executive shall receive a severance payment of twenty-four (24) months of Executive’s then current base salary, a prorated portion of the earned bonus through the termination date, and payment for up to twenty-five (25) earned vacation days, subject to all standard deductions, payable in twelve (12) equal monthly payments from date of termination, including a lump sum amount that would cover COBRA payments for Executive’s family for medical and dental coverage. The prorated portion of the earned bonus shall be paid at the time other executives receive their bonuses. After July 31, 2009 Executive shall receive a severance payment of twelve (12) months of Executive’s then current base salary, a prorated portion of the earned bonus through the termination date, and payment for up to twenty-five (25) earned vacation days, subject to all standard deductions, payable in twelve (12) equal monthly payments from date of termination, including an amount equal to COBRA payments for Executive’s family for medical and dental coverage. The prorated portion of the earned bonus shall be paid at the time other executive receive their bonuses.

Unless paid for by another employer, Company will also reimburse Executive up to One Hundred Thousand ($100,000.00) Dollars in relocation expenses, to include the moving of household goods and home sale through the BVO Program, in the event of a termination of employment by the Company or its successors, other than a termination for cause before July 31, 2009 In order to receive reimbursement, such relocation must occur within one year of Executive’s date of termination and Executive must relocate to within 50 miles of his now-current residence.

Company’s obligation to make the severance payment shall be conditioned upon Executive’s (i) execution of a release agreement in a form reasonably acceptable to the Company, and consistent with the terms of this Agreement and any other Agreements, whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) compliance with the restrictive covenants and all post-termination obligations contained in this Agreement. Further, in the event of a termination, other than a termination for cause, Executive shall have thirty (30) days in which to exercise his vested options.
3. Cause. For purposes of this Agreement, Cause shall include but not be limited to an act or acts or an omission to act by the Executive involving (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from the Executive’s Disability) and such failure continues after written notice to the Executive providing a reasonable description of the basis for the determination that the Executive has failed to perform his duties, (ii) indictment for a criminal offense other than misdemeanors not disclosable under the federal securities laws, (iii) breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has not already materially damaged the Company, or is susceptible to remedy or cure and no such damage has occurred, is not cured or remedied reasonably promptly after written notice to the Executive providing a reasonable description of the breach, or (iv) conduct that the Board of Directors of the Company has determined, in good faith, to be dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company’s Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to the Executive prior to such conduct.
4. Non-Competition. Executive agrees that he will not work for any of the direct competitors to Company listed in Schedule A for a period of Twelve (12) months from the date of termination without written consent of Employer. Further, Executive agrees that he will not recruit or hire, another Executive or employee of Employer for a period of Twelve (12) months from the date of termination or cause or assist another Executive or employee of Employer to be hired by any competitor of Employer for a period of Twelve (12) months from the date of termination.
5. Effect of violations by Executive. Executive agrees and understands that any action by him in violation of this Agreement shall void Employer’s payment to the Executive of all severance monies and benefits provided for herein and shall require immediate repayment by the Executive of the value of all consideration paid to Executive by

Employer pursuant to this Agreement, and shall further require Executive to pay all reasonable costs and attorneys’ fees in defending any action Executive brings, plus any other damages to which the Employer may be entitled.
6. Severability. If any provision, or portion thereof, of this Agreement is held invalid or unenforceable under applicable statute or rule of law, only that provision shall be deemed omitted from this Agreement, and only to the extent to which it is held invalid and the remainder of the Agreement shall remain in full force and effect.
7. Opportunity for review. Executive understands that he shall have the right to have twenty-one (21) days from the date of receipt of this Agreement to review this document, and within seven (7) days of signing this NON-COMPETITION AGREEMENT, to revoke this Agreement. Employer agrees and Executive understands that he does not waive any rights or claims that may arise after the date this Agreement is executed. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD ACCESS TO INDEPENDENT LEGAL COUNSEL OF THEIR OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT, AND THE PARTIES HEREBY ACKNOWLEDGE THAT THEY FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT AND AGREE TO BE FULLY BOUND BY AND SUBJECT THERETO.
I have read this Agreement, I understand its contents, and I willingly, voluntarily, and knowingly accept and agree to the terms and conditions of this Agreement. I acknowledge and represent that I received a copy of this Agreement on 3/30, 2006.
EXECUTIVE:

/s/ Pervinder Johar	3/31/06

Pervinder Johar	Date

EMPLOYER:

/s/ Peter F. Sinisgalli	3/30/06

Peter F. Sinisgalli	Date
President and Chief Executive Officer